Exhibit 5.1

August 25, 2020

MakeMyTrip Limited

19th Floor, Building No. 5

DLF Cyber City

Gurugram, India, 122002

Attention: Board of Directors

Ladies & Gentlemen

MakeMyTrip Limited (the “Company”)

INTRODUCTION

We have acted as special Mauritius legal counsel to the Company in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration under the United States Securities Act of 1933, as amended, of an amount of ordinary shares of par value US$0.0005 each in the capital of the Company (the “Shares”) for issuance pursuant to the MakeMyTrip 2010 Share Incentive Plan, as adopted by the Company on May 25, 2010 and amended by the First Amendment and Second Amendment thereto on October 18, 2016, the Third Amendment thereto on May 18, 2017, the Fourth Amendment thereto on June 19, 2018, the Fifth Amendment thereto on January 24, 2019 and the Sixth Amendment thereto on July 10, 2020 (the “Plan”).

OUR REVIEW

For the purposes of giving this opinion, we have examined a copy of the Plan and the certified extract of the resolutions passed at a meeting of the board of directors (“Board”) of the Company dated July 10, 2020 approving the filing of the Registration Statement with the Commission in connection with the Plan and the issue by the Company of options to purchase the Shares pursuant thereto, and such other documents (collectively, “Documents”) and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of Mauritius at the date of this opinion. We have made no investigation of and express no opinion on the laws of any other jurisdiction other than Mauritius.

This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.

This opinion is to be governed by and construed in accordance with the laws of Mauritius and is limited to and is given on the basis of the current law and practice in Mauritius. This opinion is issued for the purposes of the filing of the Registration Statement.

This opinion is given solely for the benefit of the addressee(s) in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever, save as, and to the extent provided, below.

A copy of this opinion may be provided (a) where required by law or judicial process and (b) for the purpose of information only to: (i) the addressee’s affiliates, professional advisors, auditors, insurers and regulators; and its professional advisors; and (ii) any internationally recognised statistical rating agency and its professional advisors.

ASSUMPTIONS AND RESERVATIONS

We give the following opinion on the basis of the assumptions below, which we have not verified.

We have assumed:

1.	that the originals of all documents examined in connection with this opinion are authentic and complete;
2.	the authenticity, completeness and conformity to original documents of all documents submitted to us as copies;
3.	that each of the documents received by electronic means is complete, intact and in conformity with the transmission as sent;
4.

that the signatures and seals on all documents and certificates submitted to us as originals or copies of executed originals are genuine and authentic, and the signatures on all documents executed by the Company are the signatures of the persons authorised to execute the documents by the Company;

5.	that the Documents do not differ in any material respects from any drafts of the same which we have examined and upon which this opinion is based;
6.	that there is no provision of the law of any jurisdiction, other than Mauritius, which would have any implication in relation to the opinions expressed herein;
7.

that, insofar as any obligation under the Documents is to be performed in any jurisdiction outside of Mauritius, its performance will be legal and effective in accordance with the law of any jurisdiction to which they are subject or in which they are respectively constituted and established; and

8.

the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Mauritius and those matters upon which we have expressly opined) made in the Documents and any correspondence submitted to us.

We express no view on any provision in any of the Documents requiring written amendments and waivers of any of the provisions of such Documents insofar as it suggests that oral or other modification, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

OPINION

We are of the opinion that when issued, sold and paid for in the manner contemplated by the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors of the Company have delegated their powers with respect to administration of the Plan in accordance with the Companies Act 2001 of Mauritius) and the appropriate entries are entered in the Register of Members of the Company in respect of the share issuance, the Shares will be validly issued, fully paid, non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares) and free from pre-emptive rights.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the United States Securities Act of 1933, as amended (the “Securities Act”), or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Appleby

Appleby